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                                                                   EXHIBIT 23.1





                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
PowerCerv Corporation:

We consent to incorporation by reference in the registration statement (No. 333-3960) on Form S-8 of PowerCerv Corporation of our report dated January 30, 1997, relating to the consolidated balance sheets of PowerCerv Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of PowerCerv Corporation.



/s/ KPMG PEAT MARWICK LLP

St. Petersburg, Florida
March 28, 1997